Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 18, 2025
Registration Statement Nos. 333-281130 and
333-281130-03

*FULL PRICING* $1.031+BN (Offered) Ford Credit Auto Owner Trust (FORDO 2025-C) Prime Auto Loan ABS

Active Leads: Citi (Str.), BNP Paribas, CIBC
Passive Leads: Barclays, J.P. Morgan
Passive Co-Managers: Santander, U.S. Bank
Active Co-Managers: IPA, Seelaus

--Anticipated Capital Structure--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

CL	SIZE (MM)	WAL*	F/S**	P.WIN*	E. MTY*	L. MTY	BENCH	SPREAD	YIELD	CPN	PRICE
A-1	$240.000	0.30	F1+/A-1+	1-7	06/15/2026	12/15/2026	I-Curve	+14	3.993	3.993	100.00000
A-2A	$220.000	1.07	AAA/AAA	7-20	07/15/2027	09/15/2028	I-Curve	+36	4.024	3.99	99.99942
A-2B	$128.000	1.07	AAA/AAA	7-20	07/15/2027	09/15/2028	SOFR30A	+36			100.00000
A-3	$348.000	2.34	AAA/AAA	20-39	02/15/2029	06/15/2030	I-Curve	+35	3.939	3.90	99.98440
A-4	$ 64.000	3.41	AAA/AAA	39-42	05/15/2029	01/15/2032	I-Curve	+41	4.022	3.98	99.97239
B	$ 31.580	3.47	AA/AA	42-42	05/15/2029	01/15/2032	I-Curve	+65	4.266	4.22	99.97250
C	$ 21.050	3.47	NR/NR	42-42	05/15/2029	05/15/2033	<RETAINED>

*Assumes a 1.30% ABS prepayment assumption priced to a 10% Clean Up Call

**Expected ratings

***Class A-2A and A-2B will be sized to demand; the Class A-2B will not exceed 75% of the aggregate Class A-2

*NO GROW*

-Deal Summary-

Deal Size	: $1,031.58mm *NO GROW*
Exp. Settle	: November 25, 2025
Offering Format	: SEC Registered
First Pay Date	: December 15, 2025
ERISA	: Yes
Exp. Ratings	: Fitch / S&P
Min Denoms	: $1K x $1K
BBG Ticker	: FORDO 2025-C
B&D	: Citi
Delivery	: DTC, Clearstream

-Available Information-
* Preliminary Prospectus, Rating FWP and CDI File (attached)
* Intex Deal Name	: XFAOT25C	Password: KAB2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.